Exhibit 10.39

Execution Copy

THIS AGREEMENT is made on        December 2011 BETWEEN:

1. TEVA PHARMACEUTICALS EUROPE B.V. having its registered office in Mijdrecht, The Netherlands (the “Company”); and

2. Mr. ROB KOREMANS, residing at (6247 AA) Gronsveld, Rijksweg 45, the Netherlands (the “Employee”).

THE PARTIES AGREE AS FOLLOWS:

1.	TERMS AND EMPLOYMENT

1.1.	The Company shall engage the Employee and the Employee shall serve the Company in the role of President and CEO of the Company under the terms and conditions as reflected in the subject Agreement (the “Employment” respectively the “Agreement”). In this respect the Employee shall be appointed as board member (“bestuurder”) of the Company. Employee accepts such appointment in advance.

1.2.	Employee shall, at the Company’s request, and as part of his obligations under the Employment, at all times be willing to perform work for its parent company, its subsidiaries and in general its group companies within the meaning of article 2:24b Dutch Civil Code (each such parent company, subsidiary and/or group company to be defined as a “Group Company” and jointly as: the “Group Companies”) and shall, if so requested, accept appointment as board member under Dutch law of a Group Company or as officer of such Group Company under the laws governing that Group Company, without being entitled to any remuneration in respect of the activities performed for such Group Company in addition to the remuneration included in this Agreement. The Employee acknowledges that as part of the Employee’s responsibilities under this Agreement, the Employee will also function as Vice President of Teva Pharmaceutical Industries Ltd.

1.3.	This Agreement will enter into effect on 1 March 2012 or any other earlier or later date as shall be mutually agreed upon in writing by the parties hereto (the “Effective Date”). The Company shall procure that all necessary steps (including the preparation and passing of a resolution of the general meeting of shareholders) shall be taken in order to formalize the appointment of Employee as “bestuurder”.

1.4.	This Agreement is for an indefinite period of time. Both the Company and the Employee are entitled to terminate this Agreement with due of observance of a notice period of three months for the Employee and six months for the Company. Last mentioned notices periods do not apply in case of an instant dismissal in accordance with article 7:677 Dutch Civil Code.

1.5.

The Employment will be on a full-time basis. The normal working hours of the Employee shall be in accordance with all applicable regulations as well as the Company’s policies. However, the Employee acknowledges that in view of his senior position, it is expected from the Employee that he shall work irregular hours, if the situation so requires. The Employee is neither entitled to any compensation for such irregular hours nor for any hours worked in excess of the regular hours on a full-time basis.

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2.	DUTIES

2.1.	During the Employment, the Employee shall devote his time and attention to the duties assigned to him and shall perform the duties normally associated with the position of “bestuurder” and specifically with the roles of CEO of the Company and VP of Teva Pharmaceutical Industries Ltd. During the Employment, the Employee will, with due observance of clause 10.1 hereof, not be engaged, in any other work, position, task or activity (for the benefit of) and third party, which are outside the scope of his Employment, whether or not such work, position, task or activity is pursued for gain, profit or other pecuniary advantage, without the prior written consent of the General Meeting of shareholders of the Company (the “GM”). Such consent shall be considered given by the GM in respect of the side-activities as listed in Annex 1 to this Agreement. Notwithstanding the foregoing, the GM shall not withhold its consent from Employee holding a public or other position, unless the GM believes, in good faith, that such position may have a detrimental effect on the performance of Employee’s task and duties under this Agreement, or may cause a conflict of interest between his position in the Company and the other position.

2.2.	These duties include, but are not limited to:
•	the day-to-day management of (the affairs of) the Company;

•	the determination and performance of the policy of the Company;

•	the representation of the Company.

2.3.	As a board member (bestuurder) of the Company, Employee shall observe all obligations arising from Dutch law, the articles of association of the Company, any charter of the board (‘bestuursreglement’) and any and all instructions and/or resolutions that are or may be adopted by the GM. Employee shall in addition strictly adhere to and obey all of the written rules, regulations and policies, in effect within the Company as per the Effective Date or as subsequently adopted or modified by the Company and provided to Employee, which govern the operation of the business of the Company and the conduct of employees of the Company.

2.4.	To the extent Employee will be appointed as board member (“bestuurder”) or officer of any Group Company under Dutch law or under the laws governing that Group Company, Employee shall observe all obligations arising from Dutch law respectively the laws governing that Group Company, the articles of association or the equivalent thereof under any law system of such Group Company, any charter of the board of such Group Company and any and all instructions and/or resolutions that are or may be adopted by the (general meeting of) shareholders or, if competent to render such instructions binding Employee in his capacity of “bestuurder” or officer, by the board or any supervisory board of such Group Company. Employee shall in addition strictly adhere to and obey all of the written rules, regulations and policies, in effect within the relevant Group Company as per the Effective Date or as subsequently adopted or modified by the Group Company and provided to Employee, which govern the operation of the business of the Group Company and the conduct of employees of the Group Company.

3.	VACATION ENTITLEMENT

3.1.	During the Employment the Employee shall be entitled to 30 vacation days per calendar year, accruing on a pro rata tempore basis.

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4.	REMUNERATION

4.1.	For remuneration for his services hereunder, the Employee shall be paid a fixed gross base salary of EUR 550,000 per annum, which is inclusive of the statutory Dutch holiday allowance of 8% (the “Salary”). The Salary shall be payable by bank credit transfer in twelve (12) equal monthly installments in arrears on or before the last working day of each calendar month.

4.2.	At the beginning of each calendar year, the GM will set quantitative as well as qualitative objectives, that should be met by the Employee in the relevant calendar year and which will be based on the business plans of the Company (the “Objectives”). In case no Objectives will be set for any calendar year, the Objectives as set for the preceding calendar year will continue applying. Depending on the achievement of the Objectives set for any given calendar year, Employee may be entitled to a gross bonus over that calendar year (the “Bonus”) as follows. If the Objectives will be met in full (100% of Objectives met), Employee will be entitled to a Bonus equal to 75% of the Salary (“On Target Bonus”). If the Objectives will be met for less than 85%, Employee will not be entitled to any Bonus. If 85% or more (but less than 100%) of the Objectives will be met, Employee will be entitled to a Bonus to be set by the GM in its discretion as a percentage of the Salary falling somewhere within the range from 0% (zero) to 75% of the Salary. In case of over-achievement of the Objectives (i.e. in case the Objectives will be exceeded), Employee will be entitled to a Bonus to be set by the GM in its discretion as a percentage of the Salary falling somewhere within the range from 75% to 83% of the Salary.

4.3.	The Employee is entitled to a ‘sign-on bonus’ of EUR 400,000 gross (in words: four hundred thousand Euros) under the condition that Employee will be employed during at least 30 days following the Effective Date, payable into a bank account of the Employee to be designated by the Employee within 60 days from the Effective Date.

4.4.	Subject tot the approval of the GM, the Employee may participate in the LTI-plan as included in Annex 1 to this Agreement and as amended from time to time by the board of Teva Pharmaceutical Industries Ltd. (the “Plan”). The Employee will receive an initial grant of 500,000 options, in accordance with the terms and conditions of the Plan.

4.5.	The Company shall provide the Employee with the right to use a company car for which the annual all-in operational lease costs for the Company (inclusive of VAT and all fixed and variable costs, such as full insurance (WA and Casco), maintenance, repairs and fuel) do not exceed an amount of EUR 24,000 for the discharge of Employee’s duties under this Agreement and for Employee’s private use (the “Company Car”). The costs of acquiring and/or leasing the Company Car together with insurance, running, service, maintenance, repair and fuel costs will be borne by the Company. The terms and conditions of the Company’s company car police will additionally apply.

4.6.	The Employee is entitled to the right of business and private use of a company-provided cell phone and SIM-card, in accordance with the Company’s regulations.

5.	SEVERANCE PAYMENT

If this Agreement will be terminated by the Company other than on the grounds of an urgent cause as referred to in article 7:677/678 Dutch Civil Code, the Employee shall be entitled to a gross severance payment of an amount equal to the sum of the Salary and the most recently applicable On Target Bonus (the “Pre-fixed Severance”). The Pre-fixed Severance will however be decreased by:

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•	any severance awarded to Employee in court rescission proceedings ex article 7:685 Dutch Civil Code; or

•	any damages awarded to Employee by a court for unfair dismissal (“kennelijk onredelijke opzegging”) ex article 7:681 Dutch Civil Code.

If the amount of Employee’s entitlements on the basis of any of the above bullet points exceeds the amount of the Pre-fixed Severance (prior to set-off), Employee will not be entitled to any Pre-fixed Severance.

6.	EXPENSES

6.1.	The Employees shall be entitled to reimbursement of all reasonable traveling, hotel, dinner, telephone/fax bills, driver service and other expenses, to the extent such expenses fall within the scope of the Company’s expense reimbursement policy and will be incurred in the proper performance of the duties under the Employment. All expenses shall be evidenced in such manner as the Company may reasonably request.

6.2.	The Company shall provide the Employee, for a maximum period of three years calculated as from the Effective Date and subject to continuation of the Employment during that period, with the right of use of an Company-leased apartment in (the direct vicinity of) Utrecht for which the annual lease costs for the Company (inclusive of all variable costs, e.g. utilities, service costs, parking costs, insurance, taxes and VAT) will not exceed an amount of EUR 4,200 per month.

7.	D&O INSURANCE

Subject to the acceptance of the Employee by the insurer, he will be included in the current Directors & Officers (D&O) liability insurance policy concluded by the Company.

8.	CONFIDENTIALITY & DATA CARRIERS

8.1.	The Employee shall, both during the term of this Agreement and after termination of this Agreement for whatever reason, refrain from using and/or disclosing in any manner to whomsoever (including to other members of the Company’s staff, unless such staff members must be informed in connection with their work for the Company and in such event only upon the express written authorisation of the GM) any information of a confidential nature concerning (the business of) the Company, which has become known to Employee as a result of the employment under this Agreement and which information Employee knew or should have known to be of a confidential nature, provided however that such information shall not include any information that is in the public domain or becomes so available (unless such availability in the public domain is a result of Employee’s breach of Employee’s obligations pursuant to this Agreement) or that is lawfully disclosed by Employee to a third party as a consequence of Employee’s proper performance of Employee’s duties and responsibilities hereunder (“Confidential Information”).

8.2.

Information on or pertinent to, without limitation, the following issues as well as those issues itself shall be deemed Confidential Information: customers, customer sales, customer proposals, sale forecasts, methods of operation, pricing policies, vendors, suppliers (and their terms of business), purchasers, any proposals relating to the acquisition or disposal of any company owned or business operated by the Company, any proposals relating to the expansion or contracting of activities, (business-, research

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& development-, construction-, technical-, sales- and production-)plans, (business-, research & development-, construction-, technical-, sales- and production-) processes, apparatus, designs, compositions, formula, developments, research, techniques, improvements, procedures, specifications, ideas, computer hardware, computer software, methods of accounting, manners of doing business, the marketing plans, personnel and employment matters (including details of employees and directors, the level of remuneration and benefits paid to them);

all as acquired, developed, amended, used, generated and/or utilised by or on behalf of the Company.

8.3.	The Employee shall not have or keep in the Employee’s private possession in any manner whatsoever any documents (including notes, records, diaries, memoranda, worksheets, drawings, minutes of meetings and correspondence as well as abstracts or summaries thereof), software, computer disks or other data carriers or media and/or (electronic) copies thereof containing Confidential Information or otherwise relating to the Company’ business, that have become available to the Employee as a result of the employment under this Agreement (“Data Carriers”), except insofar as and for as long as necessary for the proper performance of the Employee’s duties for the Company.

8.4.	Upon termination of this Agreement and/or in case of sickness exceeding three months and/or upon suspension, Employee shall immediately return to the Company any materials, Data Carriers, keys, Company Car with appurtenances and any other items belonging to the Company or leased/rented by the Company from third parties. The Employee shall not withhold any copies of those items.

9.	INTELLECTUAL PROPERTY RIGHTS

9.1.	Insofar as the rights specified hereinafter are not vested in the Company by operation of law on the grounds of the employment relation between the parties, the Employee hereby explicitly states that the Employee shall transfer and, insofar as possible, hereby transfers to the Company in advance any intellectual and/or industrial property rights of whatever nature in or arising from ideas, concepts, discoveries, inventions, improvements and/or developments made or acquired by the Employee in the discharge of the Employee’s duties for the Company.

9.2.	The Employee shall promptly disclose to the Company fully and completely any and all of the ideas, concepts, discoveries, inventions, improvements and developments, made or acquired by the Employee in the discharge of the Employee’s duties for the Company.

9.3.	The Employee hereby irrevocably relinquishes/waives for the benefit of the Company any moral/personal rights as referred to in article 25 sub a, b and c of the Copyright Act and article 5 of the “Naburige Rechten” Act, that may vest in the Employee in respect of the work products referred to in the previous paragraphs of this clause.

9.4.	The Employee acknowledges that the Salary includes reasonable and sufficient compensation for the fact that the intellectual and industrial property rights, referred to above, will vest in the Company by operation of law or through the transfer to the Company of such rights pursuant to paragraph 1 of this clause.

10.	NON-COMPETITION AND NON-SOLICITATION

10.1.

During the term of this Agreement, and during a period of twelve (12) months after the termination of this Agreement, for whatever reason, the Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner,

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corporate officer, director, shareholder, member, investor or in any other individual or representative capacity, engage or participate in or work for any business that is in competition in any manner whatsoever with the business of the Company worldwide, including for the avoidance of doubt the business of any Group Company including without limitation Teva Pharmaceutical Industries Ltd. The parties agree that the Company has a legitimate interest in protecting the business and goodwill of the Company that it has developed and that its affiliates have developed. The parties further agree that the limitations as to time, geographical area, and scope of activity to be restrained do not impose a greater restraint upon Employee than is necessary to protect the goodwill or other business interests of the Company and its affiliates. The Employee agrees that if a court of competent jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in this subject clause is overly restrictive and unenforceable, the court may reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified the parties hereto agree that the restrictions of this subject clause shall remain in full force and effect. The Employee further agrees that if a court of competent jurisdiction determines that any provision of the subject clause is invalid, the remaining provisions of the subject clause and the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect. In case the Employment is terminated by notice, the term of the subject restrictions shall be reduced as follows. If the Employee terminates the Employment with observance of the notice period as set out in clause 1.5, the term of the subject restriction is nine (9) months. If the Company terminates the Employment with observance of the notice period as set out in clause 1.5, the term of the subject restriction is six (6) months.

10.2.	For the avoidance of doubt, parties agree that the above restrictions will not apply if the Employee will enter the employment of any affiliate company of the Company in parallel to the subject Employment or immediately following the termination of the subject Employment.

10.3.	The Employee agrees that, during the term of this Agreement and for a period of twelve (12) months thereafter, he shall not, directly or indirectly, induce or solicit (or authorize or assist in the taking of any such actions by any third party) any employee or consultant of the Company or any of its affiliates to leave his or her business association with such entity.

11.	PENALTIES

11.1.	If the Employee breaches any of the obligations stated in the clause 10 of this Agreement, the Employee shall immediately, without any notice of default being required, forfeit to the Company a penalty/liquidated damages for each breach thereof, amounting to EUR 100,000 (one hundred thousand Euros) and a penalty/liquidated damages amounting to EUR 5,000 (five thousand Euros) for each day that such breach continues, without prejudice to the Company’s rights to claim (a) full compliance with the relevant contractual obligations and/or (b) actual damages instead of the penalty/liquidated damages.

11.2.	Payment of the penalties referred to in the previous paragraph shall not release the Employee from the Employee’s obligations as specified in this Agreement. With respect to the penalties provided for in the previous paragraph of this clause, the parties to this Agreement intend to derogate from the provisions of article 7:650 paragraphs 3 and 5 of the Dutch Civil Code both in respect of the amounts of the penalties and to the extent that these penalties can be used by the Company for its own benefit.

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12.	DEFINITION OF THE COMPANY

12.1.	In the clauses 8 up to and including 10 of this Agreement, the Company shall be deemed to include any and all of its Group Companies.

13.	INCAPACITY

13.1.	In case of Employee being incapacitated to perform Employee’s duties under this Agreement due to sickness or accident and only if and to the extent wherein, pursuant to article 7:629 Dutch Civil Code, the Company is obliged to pay salary, the Company will pay to Employee, as from the first day of sickness, during a maximum period of 104 weeks calculated as from the first day of sickness: 100% of the Salary, excluding any variable pay.

13.2.	The continued salary payments as referred to in the previous clause will be decreased with any amount, to which the Employee is entitled under any applicable social security or under insurance scheme in the premiums whereof the Company contributed.

13.3.	In case the Employee has in connection with his incapacity any claim against a third party, the Employee shall assign its rights in this respect to the Company upon the request of the latter. However, only to the extent of the damages incurred by the Company as a result of the incapacity of the Employee.

14.	INSURANCE

14.1.	Subject to the Employee being accepted as an insured party on normal premium conditions by an insurer designated by the Company, the Company shall take out an additional disability insurance (“Arbeidsongeschiktheidsverzekering”) providing benefits of maximally EUR 545 gross per day in case of the Employee being eligible for state disability benefits (WIA). The premium of this insurance shall be borne by the Company.

14.2.	Subject to the Employee being accepted as an insured party on normal premium conditions by an insurer designated by the Company, the Company shall take out a WAO-gap insurance (“WAO-hiaatverzekering”). The premium of this insurance shall be borne by the Company.

14.3.	The Company shall provide for insurance covering for accidents at work and during business travelling.

14.4.	The Employee shall provide for insurance cover for his health as well as his family in line with his existing health care cover. The premium with regard thereto shall be refunded by the Company. The Employee shall provide the Company with all relevant documentation with regard to the health insurance at its first request.

15.	PENSION

15.1.	Employee shall participate in the Company’s pension scheme, under the terms and conditions thereof.

15.2.	Parties acknowledge that, as a new employer, the Company shall not have any further obligations towards the Employee with respect to his pension, including with respect to differences in salary during his past employment.

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16.	GOVERNING LAW/JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of the Netherlands. Any conflict under this Agreement, which cannot be settled amicably, shall be submitted to the jurisdiction of a competent court of law in the Netherlands.

IN WITNESS whereof the parties hereto have executed this Agreement in two original copies on the day and year first written above.

At	At
Teva Pharmaceuticals Europe B.V.

/s/ Rob Koremans
in this matter represented by its sole shareholder	Mr. Rob Koremans
Teva Pharmaceutical Industries Ltd
By:
Title: